                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC  20549


                                     SCHEDULE 13G
                                    (RULE 13d-102)


               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                                  PURSUANT TO 13d-2
                                 (AMENDMENT NO.  )(1)


                            PROGENICS PHARMACEUTICALS INC.
                            ------------------------------
                                   (Name of Issuer)

                                     COMMON STOCK
                                     ------------
                            (Title of Class of Securities)

                                     743187 10 6
                                     -----------
                                    (CUSIP Number)

                                   JANUARY 22, 1999
                                   ----------------
               (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          / /  Rule 13d-1(b)
          /X/  Rule 13d-1(c)
          / /  Rule 13d-1(d)




---------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP No. 743187 10 6               13G                  Page  2  of  7  Pages
          -----------                                         ---    ---

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS:
        BIOTECHNOLOGY VALUE FUND, L.P.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (A)  /X/
     OF A GROUP *                            (B)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       283,713
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    283,713
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       283,713
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       3.1%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON *
       PN
-------------------------------------------------------------------------------

                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 743187 10 6               13G                  Page  3  of  7  Pages
          -----------                                         ---    ---

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON:
          BVF PARTNERS L.P.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (A)  /X/
     OF A GROUP *                            (B)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       573,000
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    573,000
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       573,000
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.2%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON *
       PN
-------------------------------------------------------------------------------

                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 743187 10 6               13G                  Page  4  of  7  Pages
          -----------                                         ---    ---

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
          BVF INC.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (A)  /X/
     OF A GROUP *                            (B)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     DELAWARE
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       573,000
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    573,000
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       573,000
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       6.2%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON *
       IA, CO
-------------------------------------------------------------------------------

                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 743187 10 6               13G                  Page  5  of  7  Pages
          -----------                                         ---    ---

ITEM 1(a).     NAME OF ISSUER:

          Progenics Pharmaceuticals Inc. ("Progenics")

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          777 Old Saw Mill River Road
          Tarrytown, New York  10591

ITEM 2(a).     NAME OF PERSON FILING:

          This schedule is being filed on behalf of the following persons*:

          (i)     Biotechnology Value Fund, L.P. ("BVF")
          (ii)    BVF Partners, L.P.  ("Partners")
          (iii)   BVF Inc. ("BVF Inc.")

          * Attached as Exhibit A is a copy of an agreement between the Persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          The principal business office of the persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois 60606.

ITEM 2(c).     CITIZENSHIP:

          BVF:          a Delaware limited partnership
          Partners:     a Delaware limited partnership
          BVF Inc.:     a Delaware corporation

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

          The class of securities beneficially owned by the persons filing this statement is common stock.

ITEM 2(e).     CUSIP NUMBER:

          743187 10 6

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS
          BOX: /X/

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CUSIP No. 743187 10 6               13G                  Page  6  of  7  Pages
          -----------                                         ---    ---

ITEM 4.   OWNERSHIP:

          The information in items 1 and 5 through 11 on the cover pages (pp.2 - 4) on Schedule 13G is hereby incorporated by reference.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. / /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. No managed account which owns more than 5% of the common stock of Progenics.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 743187 10 6               13G                  Page  7  of  7  Pages
          -----------                                         ---    ---

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    February 1, 1999


     BIOTECHNOLOGY VALUE FUND, L.P.

     By:  BVF Partners L.P., its general partner

          By:  BVF Inc., its general partner


               By:   /s/ Mark N. Lampert
                    ------------------------
                    Mark N. Lampert
                    President

     BVF PARTNERS L.P.

     By:  BVF Inc., its general partner


          By:   /s/ Mark N. Lampert
                -----------------------------
                Mark N. Lampert
                President

     BVF INC.


     By:   /s/ Mark N. Lampert
           -------------------------
           Mark N. Lampert
           President

                                                                      EXHIBIT A

                       AGREEMENT REGARDING JOINT FILING


     The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, and BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the information required by Amendment 1 to Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  February 1, 1999

     BIOTECHNOLOGY VALUE FUND, L.P.

     By:  BVF Partners L.P., its general partner

          By:  BVF Inc., its general partner



               By:   /s/ Mark N. Lampert
                     -------------------------
                     Mark N. Lampert
                     President

     BVF PARTNERS L.P.

     By:  BVF Inc., its general partner


          By    /s/ Mark N. Lampert
                ------------------------
                Mark N. Lampert
                President

     BVF INC.


     By:   /s/ Mark N. Lampert
           -----------------------
           Mark N. Lampert
           President